PACIFIC RIM MINING CORP.
(the “Company”)

LIST OF SIGNIFICANT SUBSIDIARY COMPANIES AND JURISDICTION OF INCORPORATION
as of JULY 22, 2013

Name	Jurisdiction of incorporation or organization	Percent of voting shares owned by the Company
Pac Rim Cayman LLC	Nevada, USA	100% directly owned
Dayton Mining (U.S.) Inc.	Nevada, USA	100% directly owned
Pacific Rim Exploration Inc.	Nevada, USA	100% indirectly owned through Pac Rim Cayman LLC
Pacific Rim El Salvador S.A. de C.V.	El Salvador	100% indirectly owned through Pac Rim Cayman LLC
Dorado Exploraciones S.A. de C.V.	El Salvador	100% indirectly owned through Pac Rim Cayman LLC